Exhibit 99.1

Adamas Reports Fourth Quarter and Full Year 2019 Financial Results
- Full year 2019 GOCOVRI® product sales of $54.6 million, a 60% increase over 2018; total paid prescriptions grew approximately 66% to 25,780
- Fourth quarter 2019 GOCOVRI® product sales of $16.3 million, a 23% increase over fourth quarter 2018; total paid prescriptions grew approximately 25% to 7,160 over fourth quarter 2018
EMERYVILLE, Calif., February 25, 2020 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a clinically meaningful difference to people affected by neurological diseases, today reported financial results for the fourth quarter and full year ended December 31, 2019, as well as recent corporate highlights.
“The progress we made last year treating Parkinson’s disease patients with dyskinesia created a strong foundation to build upon in 2020,” said Neil F. McFarlane, Chief Executive Officer of Adamas. “The confidence we have in our growth strategy for GOCOVRI is bolstered by positive physician feedback, our recent patent settlement, strong patient persistence, and newly published open-label data demonstrating patients taking GOCOVRI in a real-world setting experienced reductions in both dyskinesia and OFF time sustained for at least two years.”
Recent highlights
•GOCOVRI product sales were $16.3 million in the fourth quarter of 2019, compared to $13.9 million in the third quarter of 2019, a 17% increase.
•GOCOVRI generated approximately 7,160 total paid prescriptions (TRx) in the fourth quarter of 2019, an 8% increase over approximately 6,640 TRx in the third quarter of 2019. The number of new patients starting on GOCOVRI, primarily patients receiving medication through the free trial program, was approximately 750 in the fourth quarter of 2019, compared to 710 in the third quarter of 2019.
•Continued strong patient persistence of 45%-50% at 12 months for GOCOVRI in fourth quarter 2019.
•Long term data from the open-label Phase 3 study, EASE LID 2, published in the Journal of Parkinson’s Disease shows GOCOVRI may reduce dyskinesia and OFF as far out as 2 years, providing sustained benefits to Parkinson’s disease patients with dyskinesia.
•In January 2020, Adamas announced a settlement agreement with Sandoz Inc. resolving patent litigation between the two parties relating to Sandoz’s ANDA referencing GOCOVRI. Under the agreement Adamas granted Sandoz a non-exclusive license to begin selling a generic version of GOCOVRI as of March 4, 2030, or earlier in certain circumstances.
•During the fourth quarter of 2019, Adamas announced topline results from its INROADS Phase 3 trial of ADS-5102 for multiple sclerosis patients with walking impairment. In the first half of 2020, Adamas plans to assess the value and potential pathway for the program, including additional data analyses from the INROADS trial to fully characterize the profile of ADS-5102.
Financial results
Product sales
GOCOVRI product sales were $16.3 million for the fourth quarter of 2019, up 23% compared to $13.3 million in the same period in 2018. GOCOVRI product sales were $54.6 million for the year ended December 31, 2019, up 60% compared to $34.0 million for the year ended December 31, 2018.

GOCOVRI received FDA approval in August 2017, becoming the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy. Adamas began commercial promotion of GOCOVRI in January 2018.
Research and Development (R&D) expenses
R&D expenses for the fourth quarter of 2019 were $5.2 million, compared to $10.6 million for the same period in the prior year. For the year ended December 31, 2019, R&D expenses were $30.0 million, compared to $39.3 million for the year ended December 31, 2018. The decrease in R&D expenses in both periods was primarily due to the completion of the GOCOVRI development program in the fourth quarter of 2018 and the completion of the Phase 3 INROADS trial at the end of 2019.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the fourth quarter of 2019 were $30.3 million, compared to $27.6 million for the same period in the prior year. For the year ended December 31, 2019, SG&A expenses were $114.4 million, compared to $109.1 million for the year ended December 31, 2018. SG&A expenses in both periods were primarily attributable to sales force costs and external spend related to GOCOVRI commercialization.
Net loss
Net loss was $23.1 million, or $0.83 per share, basic and diluted, for the fourth quarter of 2019, compared to a net loss of $28.9 million, or $1.06 per share, basic and diluted, for the fourth quarter of 2018. Net loss for the fourth quarters of 2019 and 2018 included $2.1 million and $3.8 million, respectively, in non-cash stock-based compensation expense. Net loss for the year ended December 31, 2019, was $105.2 million, or $3.80 per share, basic and diluted, compared with a net loss for the same period in 2018 of $131.0 million, or $4.87 per share, basic and diluted. Net loss for full year 2019 and full year 2018 included $12.9 million and $15.8 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of December 31, 2019, the Company had $132.6 million of cash, cash equivalents and available-for-sale securities, compared to $210.9 million at December 31, 2018.
Full year 2020 expense guidance
For 2020, the Company estimates R&D, SG&A and stock-based compensation expenses as set forth below:

Full Year 2020
R&D expenses[1]	$10 million -- $15 million
SG&A expenses[2]	$110 million -- $120 million
Total operating expenses[3]	$120 million -- $135 million
1Includes stock-based compensation expense of $2 million.
2Includes stock-based compensation expense of $9 million.
3Includes stock-based compensation expense of $11 million.

Investor conference call and webcast
Adamas will host a conference call and webcast today, February 25, 2020, at 4:30 p.m. ET (1:30 p.m. PT). The conference call may be accessed by dialing (844) 215-3280 (U.S./Canada) or (484) 747-6383 (international) using the ID 4448019. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until May 25, 2020.
About GOCOVRI®
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About Adamas Pharmaceuticals, Inc.
At Adamas, our purpose and vision are clear: deliver innovative medicines that make a clinically meaningful difference for patients, caregivers and society. We are a fully-integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2020 expenses, and its expectations to complete additional analyses of the data from the INROADS trial to fully characterize the profile of ADS-5102 for multiple sclerosis patients with walking impairment and assess the value and potential for the program in the first half of 2020. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2020, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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 Contact:

Investors:	Media:
Peter Vozzo Westwicke 443-213-0505 peter.vozzo@westwicke.com	Sarah Mathieson Vice President of Corporate Communications 510-450-3528 smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Product sales	$16,348	$13,315	$54,637	$34,046
Costs and operating expenses:
Cost of product sales	442	435	2,469	633
Research and development	5,180	10,597	30,034	39,300
Selling, general and administrative, net	30,285	27,582	114,369	109,135
Total costs and operating expenses	35,907	38,614	146,872	149,068
Loss from operations	(19,559)	(25,299)	(92,235)	(115,022)
Interest and other income, net	124	184	2,093	3,115
Interest expense	(3,640)	(3,768)	(15,044)	(19,092)
Net loss	$(23,075)	$(28,883)	$(105,186)	$(130,999)
Net loss per share, basic and diluted	$(0.83)	$(1.06)	$(3.80)	$(4.87)
Weighted average shares used in computing net loss per share, basic and diluted	27,890	27,357	27,677	26,886

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	December 31, 2019	December 31, 2018
Cash, cash equivalents, and available-for-sale securities	$132,607	$210,870
Total assets	162,158	234,814
Total current liabilities	26,948	24,276
Long-term debt	125,674	117,457
Total liabilities	163,051	144,929
Total stockholders’ equity (deficit)	(893)	89,885